Exhibit 10.1

2010 AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS 2010 AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into to be effective as of the 28th day of June, 2010 (“Effective Date”), by and between ANTs software inc., a Delaware corporation (the “Company”), and Joseph Kozak (“Executive”).

WHEREAS, Company desires to retain Executive to serve as Chief Executive Officer upon the terms and conditions hereinafter set forth; and

WHEREAS, Executive is willing to continue to serve as Chief Executive Officer of Company; and

WHEREAS, Executive’s current Employment Agreement effective as of April 15, 2007 (the “Prior Agreement”) is for an indefinite term, continuing until such time as the Agreement is terminated by either Company or Executive pursuant to the terms of the Prior Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Employment, Compensation and Benefits.  During the Term of this Agreement, Company agrees to employ Executive and to pay the compensation and to provide the benefits described below:

(a)           Title and Duties.

(i)   Title. During the Term (as defined in Section 2 herein), Executive shall be employed as Chief Executive Officer, and President of Company, Subject to election by the Company’s shareholders,  Executive shall also be a member of the Board of Directors of Company (the “Board”) and Executive Committee, if any, of Company.

(ii)           Duties.  The Executive shall faithfully perform for the Company the duties incident to the offices of, Chief Executive Officer, and President and shall report directly to the board

(iii)          Executive shall be permitted to perform duties located at the office of the Company in Atlanta, Georgia.

(b)           Compensation.

(i) Base Salary. Executive’s base salary shall be at the rate of $500,000.00 per annum, payable in accordance with the Company’s normal payroll practices.

(ii)           Bonus.  Executive’s target bonus for 2010 shall be 50% of Executive’s Base Salary (i.e., $250,000) dependent only upon the Company achieving annual targets as mutually agreed to between Executive and the Compensation Committee.

(iii)           Equity Awards.  The Company shall make the following awards as of the Effective Date of this Agreement (the “Grant Date”):

(1)           A grant of performance restricted stock units for Three Million Five Hundred Thousand (3,500,000) shares of the Company’s common stock (the “Stock”) (the “2010 Equity Stock Grant”) shall be made upon the signing of this Agreement with vesting of such Stock to occur in three (3) equal installments beginning on the first anniversary of the Vesting Measurement Date and each anniversary date thereafter until the third anniversary, at which time the Stock granted hereby shall become fully vested.  In addition, the Equity Stock Grant shall automatically vest upon the happening of the following events (i) Change of Control of the Company as defined herein; (ii) termination of the Executive’s employment other than for Cause as defined herein, and (iii) termination of the Executive’s employment for Good Reason as defined herein.  The unvested Equity Stock Grant shall automatically terminate upon the happening of the following:  (i) termination of the Executive’s employment for Cause as defined herein; and (ii) the Executive’s voluntary termination of his employment.

(c)           Stock Options.  The Executive shall be granted options (“Options”) to purchase an aggregate of three million five hundred thousand (3,500,000) shares of common stock at an exercise price equal to the closing market price of the stock as of the Grant Date and shall be exercisable for a period of ten (10) years from the Grant Date.  The Grant Date shall be the Effective Date of this Agreement.  The Options shall vest in three (3) equal installments beginning on the first anniversary of the Vesting Measurement Date and each anniversary date thereafter until the third anniversary, at which time the Stock purchased shall become fully vested.  In addition, the Options shall automatically vest upon the happening of the following events (i) Change of Control of the Company as defined herein; (ii) termination of the Executive’s employment other than for Cause as defined herein; and (iii) termination of the Executive’s employment for Good Reason as defined herein.  The unvested Options shall automatically terminate upon the happening of the following:  (i) termination of the Executive’s employment for Cause as defined herein.

(d)           Benefits.

(i)           ANTs Software Inc. Benefit Plans Generally.  Company shall provide benefits as outlined in the ANTs corporate benefits plan.

 (f)           Indemnification.   Company shall provide Executive with directors and officers errors and omissions insurance in amounts reasonably acceptable to Executive.  Company agrees to indemnify, defend and hold harmless Executive, to the fullest extent permitted by law and by the Company’s Articles of Incorporation and Bylaws (or the applicable equivalent governing documents) with respect to any and all claims which arise from or relate to Executive’s duties as an officer, member of the Board, as well as any other position held by Executive, or as a fiduciary of any employee Benefit Plan or similar capacity.

(g)           Equity Participation.  All stock Options previously granted to Executive by the Prior Agreement shall continue in force in accordance with their terms.

(h)           Vacation.  Executive shall be entitled to vacation time and holidays as are provided in general to executive employees of Company but shall in any event be entitled to no less than four (4) weeks of vacation per year.  Any unused vacation shall roll over to the subsequent year.

2.             Term and Termination.

(a)           Term.   Executive’s employment under this Agreement shall commence on the Effective Date and shall continue through and until the 30th day of June, 2013 (the “Initial Term”).  Company and Executive agree to review an extension/non extension of the Agreement and to provide a written notice of the decision no later than six (6) months prior to the expiration of the then applicable period.

(b)           Termination by the Company.  The Company has the right to terminate Executive’s employment under this Agreement by written notice to Executive at any time (i) for “Cause”; (ii) without Cause for any or no reason; (iii) due to the disability of Executive; and (iv) death of Executive.  Any such termination shall be effective thirty (30) days following the date of Executive’s receipt of written notice but subject to any curative rights of Executive.

3.             Effect of Certain Terminations.

(a)   Termination by Company For Cause.  The Company shall have the right to terminate Executive’s employment at any time for Cause, as “Cause” is hereinafter defined.  Executive shall continue to receive Base Salary for the period ending thirty (30) days after the date of such termination plus any accrued Bonus through such thirty day period.  Any rights and benefits the Executive may have in respect of any other compensation or benefit shall be determined in accordance with the terms of this Agreement or such other compensation arrangements or such other plans or programs as applicable to Executive.

“Cause” shall mean (a) Executive’s conviction of or pleading nolo contendere to a criminal charge involving moral turpitude; (b) Executive’s willful and continuous misconduct with regard to his material duties and responsibilities which causes demonstrable harm of a material nature to the Company; (c) Executive’s serious and persistent breach of Executive’s material obligations under this Agreement (including any repeated failure to abide by the legal, written directives presented to him by the Board; or (d) Executive’s gross negligence (other than as a result of physical or mental impairment) with regard to his duties; provided that in the case of (b), (c) and (d) above, such misconduct, breach or negligence was not resolved or cured by Executive within fifteen (15) days following Executive’s receipt of Company’s written notice to Executive of Company’s intention to terminate Executive’s employment for Cause as the result of such circumstances.  Such notice shall describe such circumstances with sufficient particularity to give Executive a reasonable opportunity to resolve or cure any such misconduct, breach or negligence.  For purposes of this Agreement, an act (or omission) shall not be deemed “willful” if, in the good-faith belief of Executive, such act (or omission) was in the best interest of Company and such belief was reasonable.

 (b)           Termination by Company Other Than For Cause or by Executive for Good Reason.  The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason it deems appropriate, provided, however, that in the event such termination is not based upon demonstrable Cause as provided for hereinabove, the Company may terminate this Agreement without Cause upon giving three (3) months prior written notice.  During such three (3) month period, Executive shall continue to perform the Executive’s Duties pursuant to this Agreement and the Company shall continue to compensate the Executive in accordance with this Agreement.  Subsequent to such three (3) month period, Executive shall be paid all compensation and benefits as set forth in Section 3(b)(i) and (ii) of this Agreement.

(i)           If Executive’s employment under the Agreement is terminated by the Company without Cause or the Executive terminates his employment for Good Reason in each case prior to any Change of Control (as defined in Section 3(e)(iv) below) and not in Anticipation of a Change in Control, as defined in Section 3(e)(iii) below, during the Term, the Executive shall be entitled to receive as severance pay (in addition to the payment of Base Salary through the date of termination) an amount equal to three (3) years of his current Base Salary, payable over the three year period immediately following his termination in equal monthly installments in accordance with the Company’s ordinary payroll pay practices.  In addition, the vesting of all unvested Equity Grants and all other Equity Awards (“Stock”) held by Executive shall accelerate and vest in full as of the date of termination.  Executive shall have no obligation to mitigate these post-employment payments by seeking other employment.

(ii)           If the Executive’s employment is terminated by the Company without Cause or death, or the Executive terminates his employment for Good Reason, Executive shall be entitled to receive (a) all compensation accrued and unpaid prior to the date of termination; (b) an amount equal to three (3) times his annual Base Salary payable; (c) an amount equal to two (2) times the average of the Executive’s Bonus calculated based on the year 2010 and each successive calendar year prior to the date of termination payable in a lump sum amount within thirty (30) days of Executive’s termination plus; (d) the vesting of all Stock Options, Equity Grants and Equity Awards owned by Executive as of the date of termination.

(e)           Definitions:

(i)            “Accrued Amounts” shall mean (x) all accrued but unpaid Base Salary and vacation pay to be paid within thirty (30) days after termination; (y) any bonus due as a result of actual performance but unpaid for any completed Fiscal Year, to be paid in the calendar year of such termination when bonus payments are customarily made to senior level executives; and (z) in respect of the Fiscal Year in which the termination occurs, payment of an amount (the “Prorated Bonus”) equal to a prorated portion of the actual annual bonus earned based on performance during the Fiscal Year in which the termination occurs based on actual results, which bonus shall be paid to Executive on or before ninety (90) days following the date of termination; provided, however, that upon a termination of Executive’s employment for Cause, or Resignation by Executive without Good Reason (other than as a result of death, Disability, Mutual Retirement or upon or following the expiration of the Term).  Accrued Amounts shall not include a Prorated Bonus.

(ii)            “Accrued Rights” shall mean any amounts or benefits due to Executive under any benefit or equity plan or program (other than a Severance Plan) and Executive’s rights under the provisions of this Agreement and payable in accordance with the terms of such plan or program.

(iii)           “Anticipation of a Change of Control” shall mean a knowing act by the Board to terminate Executive’s employment hereunder without Cause or to cause a circumstance constituting Good Reason to occur when the Board has approved or is considering approval of a transaction or series of transactions that the Board believes will result in a Change of Control during the Term or the signing of a definitive agreement during the Term for a transaction or series of transactions that would constitute a Change of Control.

(iv)           “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record by any Person or group (within the meaning of the Securities Exchange Act of 1934 (“Act”) or any comparable successor provisions of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of equity interest representing more than 50% of the aggregate voting power represented by the issued and outstanding equity interest of Company; (b) occupation of a majority of the seats on the Board by Persons who were neither (i) nominated by the Board of Directors of Company nor (ii) appointed by the Directors so nominated; provided a Person shall not be deemed so nominated or appointed if such nomination or appointment is the result of a proxy contest or a threatened proxy contest; (c) a merger, consolidation or other corporate transaction of Company (a “Transaction”) such that the shareholders of Company immediately prior to such transaction do not own more than 50% of the aggregate ordinary voting power of the surviving entity immediately after such transaction in approximately the same proportion to each other as immediately prior to the transaction; (d) the sale of all or substantially all of the assets of Company; or (e) approval by the shareholders of Company of a plan of liquidation or dissolution of Company; provided that, to the extent necessary to comply with Section 409A of the Internal Revenue Code and the Rules and Regulations promulgated thereunder, with regard to the making of a distribution, “Change of Control” shall be limited to the occurrence of a change in ownership, change in effective control or change in the ownership of a substantial portion of the assets of Company, as such terms are described in Treasury Regulation Section 1.409A-3(i)(5).

(v)            “Good Reason” shall mean Executive terminates his employment as a result of (a) any diminution of his titles, position or status without Executive’s written consent thereof; (b) any material diminution of his duties, responsibilities or authority, or the assignment to him of any duties materially inconsistent with his positions, without Executive’s written consent thereof; (c) any relocation of his principal office from Atlanta, Georgia without Executive’s written consent thereof; (d) any material breach of this Agreement by Company; or (e) the Board repeatedly overrides, supersedes or disregards reasonable decisions by Executive or recommendations made by Executive to the Board such that the Board materially interferes with Executive’s ability to effectively function as the President and Chief Executive Officer, or the Board otherwise takes actions that constructively represent a lack of confidence in Executive’s ability to perform his duties and responsibilities; provided that in all cases Executive must provide written notice within ninety (90) days following the occurrence of such action or breach constituting Good Reason; provided further that in all cases the Company shall have fifteen (15) days following receipt of such notice to resolve or cure such action or breach constituting Good Reason.

(vi)           “Mutual Retirement” shall mean a retirement with the mutual agreement of the Executive and the Board with a successor chief executive officer of Company approved by both in writing.

(vii)           “Person” shall mean any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority or any other organization irrespective of whether it is a legal entity and includes any successor or transferee of such entity.

(viii)           “Retirement” shall mean Executive’s voluntary termination of employment with the Company without Good Reason.   To the extent that any Equity Grant or Benefit Plan provides for additional benefits or rights upon a retirement, Executive shall deem to qualify upon any termination (other than for Cause) and to the extent such benefits or rights are greater as a “Retiree” than otherwise provided based on the other classifications of such termination, Executive shall receive such greater benefits or rights.

(f)           Disability Termination.          Company may terminate Executive’s employment as a result of a “Disability” if Executive, as a result of mental or physical incapacity, has been unable to perform his material duties for six (6) consecutive months (or 180 days in any 360 day period).  Such termination shall be only permitted while Executive is still so disabled and shall be effective on thirty (30) days written notice to Executive, provided that such termination shall not be effective if Executive returns to full-time performance of his material duties within such thirty (30) day period and continues in such full-time capacity (which full-time status shall be deemed to continue even in the event that vacation or intermittent and diminimus sick leave is taken) for six (6) consecutive months thereafter.  For the avoidance of doubt, in the event that Executive does return to full-time performance but does not continue in such full-time capacity for six (6) consecutive months thereafter, the termination shall be deemed effective on thirty (30) days written notice following the most recent date that Executive fails to continue in such full-time capacity.  Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity, Executive incurs a “Separation from Service” within the meaning of such term under Section 409A, Executive shall on such date automatically be terminated from employment due to disability.

(g)           Executive Benefits.          If Executive’s employment is terminated by Company without Cause or by Executive for Good Reason, then Company shall, at its expense and provided that Executive and/or his spouse and dependents timely elect to participate in the Company’s group health and dental benefit plans under COBRA, the Company shall provide reimbursements for or direct payment to the carrier for the premium costs under COBRA for the Executive, his spouse and dependents for twelve (12) months following Executive’s date of termination.  Company’s obligation hereunder regarding group health insurance shall cease upon Executive becoming covered by the health plan of a subsequent employer.

4.           Company Sale.  In the event of a Change of Control and the Company, its successor or transferee terminates the Executive’s employment other than for Cause or the Executive terminates his employment for Good Reason, then, in lieu of any payments to or on behalf of the Executive under Section 1(b)(i) and (ii) hereof, the Company shall pay the Executive a lump sum payment equal to three (3) times the Executive’s Base Salary as of the date of termination.

5.           Confidential Information; Non-Competition and Non-Solicitation.  In consideration of Company’s entering into this Agreement with Executive, Executive hereby:

(a)           Confidential Information.         Acknowledges that the continued success of Company depends upon the use and protection of proprietary information.  Executive further acknowledges that the proprietary information obtained by him during the course of his employment with Company concerning the business or affairs of Company is the property of Company (“Confidential Information”).  Therefore, Executive agrees that during the Term and for one (1) year thereafter, Executive will not disclose to any unauthorized person or use for his own account, any Confidential Information, whether or not such information is developed by him, without the Board’s written consent, unless and to the extent that the information (i) is disclosed by Executive in the good faith performance of his duties hereunder; (ii) becomes generally known to the public other than as a result of Executive’s acts or omissions to act in violation of this Section 5(a); or (iii) is required to be disclosed pursuant to applicable law or court order.  Executive shall deliver to Company upon the expiration or termination of employment, all memoranda, notes, plans, records, reports, computer tapes,, printouts and software and other documents and data (and all copies thereof) embodying or relating to the Confidential Information of Company.

(b)           Non-Competition.        Agrees not to, during his employment and for a period of twelve (12) months thereafter, voluntarily or involuntarily, directly or indirectly, individually or on behalf of any entity or person, as a partner, stockholder, director, officer, principal, agent, employee or in any other capacity or relationship, engage in, aid or assist in any competition with the Company within the United States of America or any foreign country where the Company conducts business.  The Company and the Executive acknowledge the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which is part of this covenant.  The provisions of this section shall survive the termination of this Agreement by either party.

(c)           Non-Solicitation.         Agrees that while Executive is employed by Company and for a period of one (1) year following termination of Executive’s employment with Company that Executive will not directly or indirectly, other than in performing his duties for Company (i) solicit any employee of Company to work for Executive or for any third party, including any competitor (whether an individual or a competing company) of Company; or (ii) induce any such employee of Company to leave the employ of Company.

(d)           Remedies.         Acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the covenants contained in Sections 5(a), (b), or (c) may be inadequate and a breach thereof will cause irreparable harm to the Company. Company may, in the event of a breach or threatened breach and without posting any bond, shall be entitled to obtain a temporary restraining order or other equitable relief which may be available to the Company to prevent and/or deter such action or threatened action.

6.          Miscellaneous.

(a)           Governing Law and Remedies.         The substantive laws of the State of Georgia shall govern this Agreement, without giving effect to its conflicts of laws principles.  Any disputes or issues arising out or relating to any equity in Company that Executive has received or may become entitled to receive shall also be governed by the laws of the State of Georgia or, with respect to any equity awards granted on Company’s stock (except to the extent it involves interpretation under this Agreement), the laws of the State of Georgia shall prevail without regard to conflicts of laws principles.

(b)           Legal Fees.          Company shall promptly pay Executive’s reasonable legal and financial advisory fees incurred in connection with the entering into of this Agreement.

(d)           Arbitration.          Any dispute hereunder or with regard to any document or agreement referred to herein, other than injunctive relief under Section 5(d) hereof, shall be resolved by arbitration before the American Arbitration Association in Atlanta, Georgia. Company shall pay Executive’s legal fees and disbursements promptly upon presentation of invoices thereof, subject to an obligation of Executive to repay such amounts if an arbitrator finds Executive’s positions in such arbitration or dispute to have been frivolous or made in bad faith.

(e)           Jurisdiction.          The Company hereby consents to the jurisdiction of the federal and state courts in the State of Georgia.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the corporation, by its authorized representative, on the day and year first above mentioned.

ANTS SOFTWARE INC., a Delaware Corporation

By: Name and Title: Address:	/s/ Robert Kite Robert Kite–Chairman Compensation C. 71 Stevenson Street Suite 400 San Francisco CA 94105

EXECUTIVE

By: Name: Address:	/s/ Joseph Kozak Joseph Kozak

Position:	Chairman and Chief Executive Officer